Exhibit 10.1
TERMINATION AGREEMENT AND RELEASE
     This TERMINATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into effective as of May 21, 2007, by and between Metretek Technologies, Inc., a Delaware corporation (the “Company”), and Daniel J. Packard, a Colorado resident (“Packard”).
Recitals
     WHEREAS, Packard was (i) the President, Chief Executive Officer and member of the Board of Directors of Marcum Gas Transmission, Inc. (“MGT”), a Colorado corporation and a wholly-owned subsidiary of the Company, and of Marcum Capital Resources, Inc. (“MCR”), a Colorado corporation and a wholly-owned subsidiary of MGT, as well as a trustee of Marcum Midstream 1995-2 Business Trust (the “Trust”), a Delaware business trust and an unconsolidated affiliate of the Company; and
     WHEREAS, the Company is in the process of restructuring its operations and management involving, among other things, the downsizing and streamlining of certain operations and managerial positions and, in connection therewith, on April 30, 2007 involuntarily terminated the employment and all other positions of Packard with MGT, MCR and the Trust; and
     WHEREAS, the Company and Packard desire to set forth the terms and conditions of Packard’s termination of employment and other positions in this Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Packard and the Company, intending to be legally bound hereby, agree as follows:
     1. Termination of Employment and Officers. The Company and Packard hereby acknowledge and agree that, effective as of April 30, 2007 (the “Termination Date”), Packard’s employment with the Company, through MGT, and any and all offices and positions he holds with MGT, MCR, the Trust and the Company and any other subsidiary or affiliate of the Company, including but not limited to his positions as President and Chief Executive Officer of MGT and MCR and as a trustee of the Trust, were terminated. Since the Termination Date, Packard has no longer been required or permitted to fulfill any of the duties or responsibilities associated with any of these positions or offices and all authority of Packard related to such positions and offices has been expressly terminated and revoked. Notwithstanding the foregoing, after the Termination Date, Packard shall provide consulting services to the Company on the terms and subject to the conditions set forth in Section 2(b) hereof.
     2. Severance Package. As a full and complete severance package (the “Severance Package”) and in order to induce Packard to enter into this Agreement and to grant the Release (as defined below), upon expiration of the Revocation Period (as defined below):
          (a) Severance Payments. The Company shall pay to Packard, over the next nine (9) months (the “Severance Period”), an amount equal to $72,000. The Severance Payments shall payable in equal installments over the Severance Period on the Company’s regular payroll dates.

          (b) Consulting Agreement.
               (i) Upon the terms and subject to the conditions of this Agreement, the Company hereby engages Packard as an independent contractor, and not as an employee, to render consulting services to the Company and its subsidiaries, as hereinafter provided, and Packard hereby accepts such engagement, for a period of nine (9) months commencing on the Termination Date (the “Consulting Period”).
               (ii) During the Consulting Period, the consulting services to be performed and provided by Packard shall include services related to the transition of Packard’s duties and responsibilities with respect to MGT and the Trust, as well as to assistance relating to the resolution, settlement and, if necessary, trial of the remaining proceedings involved in the Heins class action lawsuit (“Heins”), and any other services related to the business and affairs of the Company and its subsidiaries as Packard is reasonably requested to perform by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the outside legal counsel of the Company. Packard shall report directly to the Chief Executive Officer of the Company or his designee at such times and in such detail as shall reasonably be required. Packard shall not have any authority to bind or act on behalf of the Company or any of its subsidiaries or affiliates during or after the Consulting Period. Packard agrees not to communicate, directly or indirectly, in writing, by e-mail, by telephone or otherwise, with any investor, shareholder, customer or supplier of the Trust without the prior consent of the Company; provided, however, that Packard shall be permitted to communicate with (x) investors or shareholders of the Trust, and (y) parents, subsidiaries, divisions or other business or operating units of a customer of the Trust other than the specific parent, subsidiary, division or business or operating unit that is doing business as a customer of the Trust, but in each case (I) only about matters that are unrelated to the Trust or its assets, business, operations, personnel, condition, prospects or other affairs, and (II) not relating to any matter that would constitute competition against the Company in violation of Section 7(b) hereof. Packard shall render such consulting services to the Company and its subsidiaries as the Company may from time to time request, for not more than fifty (50) hours per month, cumulating up to a maximum of 100 hours on a carry-forward basis. Packard agrees to provide such consulting services in good faith and to the best of his ability.
               (iii) As compensation for Packard’s consulting services to the Company, the Company shall pay to Packard a consulting fee at a rate in the gross amount of $5,333.33 per month during the Consulting Period, payable on the Company’s regular payroll dates.
               (iv) During the Consulting Period, the Company shall reimburse Packard for all reasonable, ordinary and necessary out-of-pocket expenses incurred during the Consulting Period in connection with any such consulting services requested by the Company, in accordance with the Company’s policies relating to reimbursement of expenses’ and with reasonable supporting documentation, provided that expenses in excess of $200 in the aggregate shall require the prior written approval of the Company, which approval shall not be unreasonably withheld.

          (c) Insurance.
               (i) Life Insurance Policy. The Company currently is the owner of a group term life insurance policy that includes Packard. The life insurance coverage and benefits provided and funded by the Company for Packard terminated on, and the Company will not make any further payments with respect thereto, after April 30, 2007.
               (ii) Disability Insurance. The Company terminated Packard’s disability insurance coverage and benefits, and has discontinued paying Packard’s premiums therefor, as of April 30, 2007. Thereafter, Packard shall be solely responsible for all arrangements and expenses relating to his disability insurance coverage.
               (iii) Health Care and COBRA. The Company terminated Packard’s health care and dental coverage and benefits, and has discontinued paying Packard’s premiums for health care and dental coverage, as of April 30, 2007. Thereafter, Packard shall be solely responsible for all arrangements and expenses relating to his health care coverage. Packard hereby acknowledges that the Company has given Packard written notice of Packard’s rights to continuation of insurance coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Packard shall be responsible for the full cost of continued coverage in accordance with the provisions of COBRA if he elects coverage thereunder.
          (d) No Further Benefits. Since the Termination Date, Packard has ceased to be eligible for any benefits under any Company employee benefits plan or program or otherwise, except (i) as expressly provided in this Agreement, or (ii) as otherwise required under the terms of a Company employee benefits plan or program or applicable law. Notwithstanding the foregoing, nothing contained herein shall be construed to adversely affect Packard’s rights and benefits under the Company’s 401(k) plan and under stock options awards, which rights shall continue, after the Termination Date, to be governed by the terms of the plan and the awards, and as such plan and awards treat the termination of employment.
          (e) Taxes and Withholdings. The payments and benefits to be made pursuant to this Section 2 shall be subject to all applicable withholdings for federal, state and local income taxes, social security, Medicare and all other customary withholdings. The Company makes no representations or warranties regarding the tax implications of the compensation, payments and benefits to be paid to Packard under this Agreement. However, both the Company and Packard have endeavored to structure this Agreement in such a way as to maximize the deductibility for tax purposes of all payments made by the Company pursuant to this Agreement, and to minimize and avoid any adverse tax consequences, including but not limited to excise taxes, to either the Company or Packard. The Company and Packard acknowledge that this Agreement has been prepared to the benefit of both parties, and the Company acknowledges and agrees to assume the responsibility to aggressively defend any tax audits or other claims against either the Company or Packard relative to the transactions contemplated hereby, at the Company’s cost and expense.
          (f) Breach by Packard. If Packard materially breaches any of his obligations under this Agreement, then the Company shall have no further obligation to make the payments and provide the benefits under this Agreement or the Employment Agreement, and that it shall have all other remedies available to it under law and/or equity, but that any such discontinuance of payments or benefits shall not affect the validity of the Release of Claims by Packard in Section 4 hereof.

     3. Full Payment; Employment Agreement.
          (a) Full Payment Under Employment Agreement. The Company and Packard hereby acknowledge and agree that Packard is not a party to any written or oral agreement, contract, understanding or arrangement with the Company or any of its subsidiaries and affiliates (including but not limited to MGT, MCR and the Trust) relating to the terms, conditions or compensation of Packard, including but not limited to any employment agreement or offer letter, severance arrangement or change in control agreement, other than (i) this Agreement, and (ii) any oral arrangements or understandings that are terminable at the will of the Company and have been terminated in connection with this Agreement.
          (b) Waivers of Notice. The Company and Packard each hereby waives the obligation of the other to give, and its or his own right to receive, any notice of termination under any law, rule, regulation, contract, agreement, understanding or arrangement applicable to Packard or the termination of his employment.
          (c) Full Consideration. Packard acknowledges, agrees and confirms that the Severance Package set forth in this Agreement (i) includes and satisfies any and all compensation due and owing to Packard with respect to his employment with the Company from any and all other sources of entitlement, including but not limited to all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation pay, sick pay, severance pay, or other pay and benefits, which fully and finally discharges the Company’s obligations to Packard regarding salary, bonuses, vacation and sick pay, severance pay and any other payments and benefits, and (ii) includes payments, benefits and other consideration substantially over and above those required to be paid by the Company to Packard and above those to which Packard is entitled under the terms of any employment arrangements or of any applicable law, rule or requirement and are consideration for Packard’s promises, covenants and representations contained in this Agreement, including but not limited to the Release in Section 4 hereof.
     4. Release of Claims. In consideration for the mutual promises and covenants set forth herein:
          (a) Release by Packard. Packard, knowingly and voluntarily, for himself and on behalf of his past, present and future spouse, descendents, heirs, estate, executors, administrators, representatives, agents, successors and assigns, does hereby irrevocably, fully, finally and forever release and discharge the Company and its subsidiaries, affiliates, successors and assigns (including but not limited to MGT and the Trust) and their respective current and former officers, directors, trustees, shareholders, employees, insurers, attorneys, agents and representatives (the “Company Released Persons”) from and against any and all claims, demands, obligations, rights, promises, judgments, debts, damages, demands, disputes, controversies, contentions, grievances, differences, liabilities, responsibilities and causes of actions of any kind, nature or description whatsoever, whether statutory, tort, contract or any other theory of recovery, in law or equity, and whether now known or unknown, fixed or contingent, asserted or unasserted, which Packard now has, ever had or in the future may have against any one or more of them, accruing on or at any time prior to the date hereof, by reason of, based upon, arising out of or in any way relating to or connected with Packard’s employment with, or his position as a director, officer, trustee or employee of, or any other relationship or interest of Packard with or in, the Company or its subsidiaries and affiliates, or the terms or the termination thereof (the “Released Claims”). Specifically, the Released Claims include, but are not limited to, any and all claims:
               (i) arising under any contract, expressed or implied, written or oral;
               (ii) for wrongful dismissal or termination of employment;
               (iii) relating to back wages, salary, overtime, bonuses, commissions, severance, deferred compensation, vacation or sick pay, reinstatement, insurance coverage, benefits, premiums, medical expenses, business expenses, or other employee compensation or benefits;
               (iv) arising under any applicable federal, state, local or foreign statute, law, order, ordinance, regulation, rule or the like, or case law, that relate to employment or employment practices, including those that prohibit discrimination based upon age, race, color, ancestry, religion, sex, sexual orientation, national origin, handicap, disability, medical condition, marital status, or any other protected characteristic or unlawful basis, including, but not limited to, any claim under the Age Discrimination in Employment Act of 1967 (as amended by the Older Worker’s Benefit Protection Act of 1990), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Fair Labor Standards Act, Section 1981 of the Civil Rights Acts of 1866 and 1871, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Family and Medical Leave Act of 1993, the Packard Retirement Income Security Act of 1974, the American with Disability Act of 1992, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act (each of such Acts, as amended), and any similar foreign, federal, state and local statutes, laws, orders, ordinances, rules, regulations or the like, or case law, including but not limited to the laws of the State of Colorado, or any political subdivision thereof;
               (v) arising under or based upon any other federal, state, local or foreign statute, law, order, rule, regulation, ordinance on the like, or case law;
               (vi) related to wrongful or retaliatory discharge or demotion, breach of contract, harassment, tortious or harassing conduct, breach of public policy, intentional or negligent infliction of emotional or mental injury or distress, physical or mental injury, pain and suffering, negligent and intentional torts, fraud, misrepresentation, defamation, libel, slander, breach of the implied covenant of good faith and fair dealing, violation of public policy, invasion of privacy, inducement of breach, conspiracy, defamation, unlawful effort to prevent employment, interference with contract, breach of fiduciary duty or any other theory of recovery by Packard as an employee or concerning compensation, wages, hours, or terms or conditions; and
               (vii) any and all claims for damages, including without limitation, punitive or compensatory damages, or for attorney’s fees, expenses, costs, wages, injunctive or equitable relief.
          (b) Release by the Company. The Company, on behalf of itself and its subsidiaries and affiliates and their respective directors, officers, employees, successors and assigns, does hereby irrevocably, fully, finally and forever release and discharge Packard and his past, present and future spouse, descendents, heirs, estate, executors, administrators, representatives, agents, successors and assigns (the “Packard Released Persons”) from and against any and all Released Claims; provided, however, that the Company Release shall not apply to any claims related to or arising out of Packard’s actions or omissions involving fraud, criminal conduct, bad faith or other willful misconduct.
          (c) Exclusions From Released Claims. The Released Claims shall not apply to and shall not release or waive any rights or claims that either Packard or the Company may have related to the following: (i) this Agreement; (ii) any claims for accrued or vested benefits under the provisions of any pension or employee benefit plan maintained by the Company, including but not limited to the Company’s 401(k) plan; (iii) stock options held by Packard; (iv) Packard’s rights to indemnification and advancement of expenses by the Company as provided in Section 9 hereof; or (v) any claim that cannot be released as a mater of applicable law.
          (d) Unknown Claims. Each of the Company and Packard understand that the Released Claims cover and include claims that such party knows about and claims that such party may not know about at present.
     5. Covenant Not to Sue or to Assign.
          (a) Packard represents, warrants and covenants to the Company that (i) neither Packard nor any person acting by, through or on behalf of Packard has or will, directly or indirectly, file, commence, encourage or participate in any complaint, claim, action, suit, arbitration or other proceeding of any kind against the Company or any other Company Released Party with any federal, state, local or foreign, court, arbitrator or administrative, regulatory governmental agency, body or authority, and (ii) Packard has not assigned or otherwise transferred, and will not assign or otherwise transfer, by way of express assignment, subrogation, operation of law or otherwise, any right to any other person or entity to assert any claims of any kind against the Company or any other Company Released Party, and he agrees to defend, indemnify and hold harmless the Company and the Company Released Persons against any claim based upon or arising out of any such assignment or transfer.
          (b) The Company represents, warrants and covenants to Packard that (i) neither the Company nor officer, director, employee, representative of the Company or any person acting by, through or on behalf of the Company has nor will, directly or indirectly, file, commence, encourage or participate in any complaint, claim, action, suit, arbitration or other proceeding of any kind against Packard or any Packard Released Person with any federal, state, local or foreign, court, arbitrator or administrative, regulatory governmental agency, body or authority, and (ii) the Company has not assigned or otherwise transferred, and will not assign or otherwise transfer, by way of express assignment, subrogation, operation of law or otherwise, any right to any other person to assert any claims of any kind against Packard or any Packard Released Person, and it agrees to defend, indemnify and hold harmless Packard and the Packard Released Persons against any claim based upon or arising out of any such assignment or transfer.
     6. Non-Admission. This Agreement, the offer made hereunder and the acceptance of that offer, and any payments made hereunder are not intended to be, shall not be construed as, and are not in any way an admission or confession by the Company or Packard of any wrongdoing or illegal or actionable acts or omissions or any other liability for any reason. Neither this Agreement, nor the offer, acceptance and terms hereof, shall be admissible evidence in any judicial, administrative or any other legal proceeding, except solely in connection with construction of the terms of the Agreement and its enforcement. Each of the Company and Packard hereby represents and agrees that it or he shall not directly or indirectly make, and shall not authorize any person to make, (i) any written or oral statements, suggestions, or representations of any Released Party has made or implied any such admission or confession; or (ii) any written or oral negative, disparaging or adverse statements, suggestions and representations of or concerning any Released Party.
     7. Confidentiality, Intellectual Property and Covenant Not to Compete.
          (a) Confidential Information.
               (i) Acknowledgement and Definition. Packard hereby acknowledges that during Packard’s employment and capacities as the President and Chief Executive Officer of MGT and MCR and as a trustee of the Trust and in other executive capacities with the Company and its subsidiaries and affiliates, Packard has acquired, obtained knowledge or information about and otherwise had access to trade secrets and other information (whether written, oral, electronic or in any other format) that is proprietary, non-public or otherwise confidential to the Company directly or indirectly concerning or relating to the Company, including its assets, properties, liabilities, business, affairs, personnel, condition (financial or otherwise), operations and prospects, including but not limited to technology, know-how, intellectual property, product specifications, formulae, compositions, processes, designs, sketches, photographs, drawings, graphs, samples, inventions, ideas, discoveries, research and development, customers, suppliers, lenders, strategic partners, employees, consultants, representatives, price lists, studies, business plans, strategies, methods, processes computer software and programs (including but not limited to object code and source code), customer requirements, market plans and studies, financial statements, budgets, projections and forecasts, projections, market studies, marketing materials, proposals, lenders, strategic partners, employees, consultants, representatives, and the like (“Confidentiality Information”). Packard further acknowledges that should he become employed by or in any way affiliated with a competitor of the Company, he inevitably would disclose the Confidential Information in the course of providing services to such a competitor.
               (ii) Confidential Information as Company Property. Packard hereby acknowledges and agrees that all of the Confidential Information, however documented, whether or not developed, created or modified by Packard, is the exclusive property of the Company.
               (iii) Obligation to Maintain Confidentiality. In light of the foregoing and in consideration of the payments Packard is eligible to receive under this Agreement, Packard hereby acknowledges, agrees, represents and warrants to the Company that (A) Packard has not disclosed any Confidential Information to any person without the express authorization of the Company, and (B) at all times from and after the date hereof Packard (I) shall keep such Confidential Information strictly confidential, (II) shall not directly or indirectly disclose, communicate or otherwise reveal any Confidential Information to any person in any manner whatsoever, except as expressly authorized by the Company under his consulting agreement in Section 2(b) hereof, and except as required by any court order or court proceeding, and (III) shall not directly or indirectly make use of any Confidential Information on his own behalf or on behalf of any other person.
          (b) Competition with the Company. In consideration in part for the compensation to be paid to Packard hereunder by the Company, and in order to induce the Company to enter into this Agreement, Packard hereby makes the following covenants to the Company:

               (i) Covenant Not to Compete. During the period commencing on the Termination Date and ending two (2) years thereafter (the “Restricted Period”), Packard shall not, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, trustee, manager, member, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, invest in, engage in, have a financial interest in, be in any other way connected or affiliated with, or render advice or services to, any person or business that is in competition with the Trust within a 100 mile radius of any existing facility owned or operated by the Trust.
               (ii) Competition with the Trust. For purposes of this Agreement, a business shall be deemed to be in competition with the Company if it is engaged in any business activity or has products or services that are the same or similar to the business activities, products or services of the Trust as of the Termination Date or during the past three (3) years or that Packard knows is within the business plans of the Company. Notwithstanding the foregoing, nothing herein contained shall prevent Packard from (a) acquiring and holding for investment up to five percent (5%) of any class of securities of any corporation or other entity, if such securities are listed or publicly traded on a national securities exchange or in the over-the-counter market, or (b) engaging in any communication permitted under the proviso to the third sentence in Section 2(b)(ii) hereof.
               (iii) Interpretation of Covenant. The Company and Packard acknowledge and agree that the duration and area for which the covenant not to compete set forth in this Section 7(b) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Company and its business and good will, and Packard hereby waives any objections to or defenses in respect thereof. In the event that any court determines that any portion of the time period or the area, or both of them, are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 7(b) shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable, illegal or invalid so that the covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would render it enforceable, legal and valid. The Company and Packard intend that the covenant set forth in this Section 7(b) shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where the covenant is intended to be effective and is not proscribed by law.
               (iv) Covenants Regarding Business Relationships. Packard agrees that during and throughout the Restricted Period, except when acting on behalf of the Company, he shall not, directly or indirectly, (i) employ, solicit, induce, engage or cause any director, officer, employee, independent contractor, consultant, salesman or other agent of the Company or any of its subsidiaries or affiliates (whether now or hereafter engaged by the Company) to (A) terminate his employment or engagement with the Company, (B) accept employment or engagement or otherwise render services to any other person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the business of the Company; or (ii) solicit any clients or customers of the Company or interfere in any business relationship between the Company and any other person, including any person who was at any time an employee, consultant, contractor, advisor, supplier, lender or customer of the Company.
          (c) Company Property. Packard hereby represents, warrants and agrees that Packard (i) has returned or will promptly after the date hereof return to the Company all corporate property and equipment (including without limitation all Company vehicles, credit cards, telephone call cards, office keys, computers, computer access codes, disks and any other physical or personal property of the Company that Packard received, prepared, or helped to prepare in connection with his employment), except for property that Packard has purchased at fair market value from the Company with the Company’s consent; (ii) has returned or will promptly after the date hereof return to the Company without retaining any copies of all files, documents, records or materials of any kind, whether written or electronically created or stored, in Packard’s possession which contain, relate to or refer to any Confidential Information; (iii) has not disclosed any Confidential Information to any person or entity without the express authorization of the Company; and (iv) at all times from and after the date hereof (A) shall keep such Confidential Information strictly confidential, (B) shall not directly or indirectly disclose, communicate or otherwise reveal any Confidential Information to any person, and (C) shall not make use of any Confidential Information on his own behalf or on behalf of any other person.
          (d) Subpoena. In the event that Packard receives a subpoena or any other written or oral request by any court or governmental authority for any Confidential Information, or any other information concerning the Company or any Released Party, Packard shall, within two (2) business days from Packard’s actual notice of the service of such subpoena or other request, notify the Company in writing, and provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral.
          (e) Intellectual Property. During the term of Packard’s employment with the Company, Packard had access to ideas, improvements, techniques, modifications, methods, programs, processes, designs, inventions, innovations, developments, discoveries, trade secrets, trademarks, service marks, copy rights, trade names, business plans and any work of authorship of the Company (“Intellectual Property”) developed, conceived, created, made, devised, discovered, acquired or acquired knowledge of, by Packard, either by himself or in conjunction with any other person, which related to, directly or indirectly, or may be useful in any manner in, the business of the Company, and any such item that is based upon or utilizes Confidential Information, whether or not the Company obtains a patent, trademark, service mark or copyright thereon. Packard hereby agrees that the Intellectual Property is and shall remain the sole and exclusive property of the Company. Packard hereby acknowledges that all of Packard’s writings, works of authorship and other Intellectual Property during the period of Packard’s employment with the Company were works made for hire and the property of the Company, including patents, trademarks, service marks, copyrights and other intellectual property rights pertaining thereto. Packard shall, at the request and cost of the Company, render reasonable assistance, at the Company’s expense, as the Company deems necessary or desirable to secure, prosecute and/or defend the rights thereto by patent, trademark, service mark, copyright to otherwise to the Company or any of its subsidiaries or affiliates, including without limitation the assignment, transfer and conveyance to the Company of all of Packard’s right, title and interest in and to the Intellectual Property.
          (f) Packard’s Acknowledgment. The Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Packard agrees the covenants contained within this Section 7 are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of the Company and its subsidiaries and affiliates; (ii) are not oppressive to Packard; (iii) do not impose any greater restraint on Packard than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of the Company and its subsidiaries and affiliates; and (iv) will not, upon the termination, of Packard’s employment with the Company for any reason whatsoever, cause Packard to be unable to earn a living that is suitable and acceptable to Packard.
          (g) Equitable Relief. Packard hereby acknowledges and agrees that his obligations contained in this Section 7 are of special, unique and personal character which gives them a peculiar value to the Company, that the Company cannot be reasonably or adequately compensated in money damages in an action at law in the event Packard breaches any of his obligations under this Section 7, and that the provisions of this Section 7 are reasonable and necessary to protect the business of the Company. Packard therefore expressly agrees that, in addition to any other rights or remedies which the Company may have at law or in equity or by reason of any other agreement, the Company shall be entitled to injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions without posting bond or other security in the event of any actual or threatened breach of any such obligation by Packard and without the necessity of proving actual damages, and to discontinue any salary, bonus, benefits and/or insurance continuation provided hereunder. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy, and Packard agrees that all remedies of the Company are cumulative.
          (h) Nature of Covenants.
               (i) Packard’s covenants in this Section 7 are independent covenants, and the existence of any claim by Packard against the Company under this Agreement or otherwise will not excuse Packard’s breach of, or waive Packard’s obligation to perform, any covenant in this Section 7.
               (ii) All obligations and covenants of Packard hereunder to, and all references herein to, the Company mean and include the Company and its subsidiaries and its unconsolidated affiliates, including but not limited to MGT and the Trust.
     8. Non-Disparagement.
          (a) Packard agrees that he shall not, at any time after the date of this Agreement, directly or indirectly (including but not limited to through the encouragement of, assistance to or participation with, any other person), (i) make or ratify any statement, public or private, written or oral, to any person that disparages, either professionally or personally, or is derogatory to, or has the purpose or effect of being harmful to or disrupting, the business of the Company or any of its subsidiaries or affiliates, or any of their respective directors, officers, trustees, employees, agents, representatives, predecessors, successors or assigns, including but not limited to, negative references to the Company’s products, services, business, operations, assets, financial condition, results of operations, prospects or reputation, or that is otherwise defamatory, false or inflammatory; or (ii) engage in any conduct that has the purpose or effect of being harmful to or disrupting the business of the Company or any of its subsidiaries or affiliates.
          (b) The Company agrees that it shall not, and that it shall take reasonable steps to ensure that its officers and directors do not, at any time after the date of this Agreement, directly or indirectly, make or ratify any statement, public or private, written or oral, to any person that disparages, either professionally or personally, or that is derogatory or defamatory to, or is false or inflammatory about, Packard, including but not limited to negative references to him or his reputation, or engage in any conduct that has the purpose or effect of being harmful to him or his reputation .
               (c) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict either the ability of the Company, its subsidiaries and affiliates, and their respective officers, directors, trustees, employees, agents, representative, successors and assigns, or the ability of Packard to (i) confirm the termination of the positions of Packard with the Company and its subsidiaries and affiliates, or (ii) provide truthful testimony in response to any lawful subpoena, court order or compulsory process in any investigation, proceeding or hearing before any federal, state or local governmental agency.
     9. Indemnification. The Company acknowledges and agrees to continue to abide by any and all rights of Packard and obligations of the Company with respect to indemnification and to advancement of expenses as to which Packard is entitled under applicable law, the Company’s Certificate of Incorporation, the Company’s By-Laws, the Company’s Directors’ and Officers’ Liability Insurance Policy, none of which shall be affected, diminished or abridged in any manner adverse to Packard by any provision of this Agreement.
     10. Representations of Packard. Packard represents, warrants and acknowledges to the Company that (i) the terms of his various restrictive covenants, as set forth in Section 7 hereof are valid and enforceable, (ii) Packard acknowledges that the Company is relying on his representations in this Agreement in entering into this Agreement.
     11. Confidentiality of this Agreement. Packard hereby covenants and agrees not to disclose, directly or indirectly, to any person any information concerning the underlying facts, claims, terms, amounts or existence of this Agreement, or the substance of any discussions or negotiations leading up to this Agreement. Notwithstanding the foregoing: (i) Packard may disclose any information required to comply with applicable federal, state or local tax laws, or required by legal process of any court or governmental authority; (ii) Packard may disclose any information that has been previously publicly disclosed by the Company in press releases and in filings with the Securities and Exchange Commission; and (iii) in response to any inquiry, Packard may describe the positions Packard held and the compensation Packard received, the job duties and functions Packard performed, and the date of commencement and termination of Packard’s employment.
     12. Reasonable Cooperation. Packard agrees to cooperate in good faith and comply with and respond to all reasonable requests from or inquiries by the Company for assistance and information in connection with any matters or issues relating to or encompassed within (i) the duties and responsibilities of Packard’s employment with the Company, (ii) effecting a transition of Packard’s responsibilities and ensuring the Company is aware of all matters that were handled by Packard, and (iii) any lawsuit, arbitration, investigation or other proceeding or dispute in which the Company is or may become involved which may relate to Packard or his duties with the Company or as to which Packard has relevant knowledge or information. Such cooperation and assistance shall include, without limitation, consulting with the Company’s officers, directors, employees, legal counsel, accountants and other advisors and representatives, appearing as a witness, submitting to depositions, providing testimony and interviews, and otherwise generally cooperating and assisting the Company in its defense or prosecution of any dispute, controversy, claim, litigation, action, arbitration, investigation or other proceeding involving the Company or any of its officers, directors, employees or agents, or in otherwise defending its position with respect to any matter. The Company agrees (i) that Packard’s cooperation shall be subject to reasonable accommodations that will avoid or minimize disruption of his personal and professional obligations, and (ii) to promptly reimburse Packard for any and all reasonable, documented out-of-pocket expenses incurred in connection with Packard’s compliance with his obligations under this Section. Packard further agrees that if he is subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify on any matter relating in whole or in part to the Company or his employment or affiliation with the Company, Packard will deliver a copy of the subpoena to the Company , by hand, e-mail, fax or overnight courier, within three business days of receiving such subpoena.
     13. Voluntary Counsel and Act. Packard represents, warrants, acknowledges and agrees that (i) Packard has had an adequate opportunity and reasonable time to review this Agreement and its terms, (ii) Packard understands all of the terms of this Agreement, and agrees that such terms are fair, reasonable and that he has signed this Agreement of his own force, will and volition and not the result of any fraud, duress, coercion, pressure or undo influence exercised by or on behalf of the Company or any Company Released Persons or any other person, (iii) Packard has agreed to enter into this Agreement and all the terms hereof knowingly, freely and voluntarily, and (iv) Packard understands and acknowledges that legal counsel representing the Company in connection with the Agreement and the transactions contemplated hereby has not represented Packard in connection herewith, and that Packard has had the opportunity to be represented and advised by independent legal counsel of his own choosing representing Packard’s independent interests and that he has executed this Agreement after the opportunity to consult with his independent legal counsel.
     14. Taxes. Packard shall be ultimately responsible for the payment of all federal, state and local taxes in connection with the Severance Package and all other payments, benefits and compensation he receives under this Agreement. Packard agrees to indemnify, defend and hold harmless the Company from and against any and all tax liability or penalties arising from, or in connection with, Packard’s failure to pay, when due, all such taxes. Any payments made or benefits provided by the Company to Packard under this Agreement shall be reduced by any applicable withholding taxes and payroll deductions. The Company agrees to indemnify, defend and hold harmless Packard from and against any and all tax liability or penalties arising from or in connection with Company’s failure to pay, when due, to the applicable taxing authorities any taxes withheld or any taxes required to be withheld by Company.
     15. Trading Policy. The Company and Packard agree that Packard will remain subject to the Company’s “Insider Trading Policy” until after the close of trading on the date two full trading days following the Company’s widespread public release of its operating results for the quarter ended March 31, 2007, and that after such date, Packard will no longer be prohibited from trading during the “Blackout Periods”, provided that Packard will thereafter remain subject to all prohibitions against insider trading as pertains to tipping or trading while in possession of material non-public information.
     16. Further Assurances. Each party hereto agrees to execute and deliver such other documents, instruments and agreements, and to perform such other actions and transactions, as the other party hereto may reasonably request for the purpose of carrying out the purposes and intentions of this Agreement.
     17. Consideration and Revocation Periods. By executing this Agreement, Packard acknowledges and understands that: (i) Packard was offered a minimum of twenty-one (21) days to review this Agreement (including the Release set forth herein) and to consider whether to sign this Agreement and has either accepted or waived such period; (ii) Packard has been advised that Packard has seven (7) days following Packard’s execution of this Agreement to revoke this Agreement (the “Revocation Period”), and that such revocation must be in writing and delivered to the Company at its principal Packard offices (attention: Chairman), either in person or by mail within such seven (7) day period. Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective or enforceable, and the Severance Package shall not be payable and shall not be delivered or paid by the Company, unless and until the Revocation Period has expired without Packard revoking this Agreement, and in the event that Packard revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including, but not limited to, the obligations of the Company to provide the payments, benefits and other things of value set forth in this Agreement or the Employment Agreement) shall automatically be null and void..
     18. General Provisions.
          (a) Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. Any action or proceeding in connection with this Agreement may be brought in any state or federal court in the States of Colorado, Delaware or North Carolina.
          (b) Severability. In the event that any provision of this Agreement is determined to be illegal, invalid or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, such provision shall be construed so as to give it the maximum effect permitted under applicable law, and the validity, legality and enforceability of the remaining provisions contained in this Agreement, and the application of such provision to any person or circumstance, other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, the Companies and Packard shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
          (c) Entire Agreement. This Agreement, along with the Employment Agreement, constitutes the entire agreement and understanding between the Company and Packard with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, discussions, understandings, arrangements, representations, warranties, agreements and understandings, whether written or oral. Packard represents, warrants and agrees that no representation, promise, statement or agreement has been made to Packard, other than as set forth in this Agreement, and that Packard is not relying upon any representation, promise, statement or agreement made by or on behalf of the Company not expressly contained herein, but that Packard is relying solely on Packard’s own judgment in entering into this Agreement.
          (d) Amendment. Neither this Agreement nor any rights, duties or obligations hereunder may be amended or modified except in a writing signed by both the Company and Packard.
          (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Packard and any past, present or future spouse, heirs, executors, administrators, representatives, successors and permitted assigns, as applicable. Neither the Company nor Packard shall have the right to assign or delegate this Agreement or any of its or his obligations or rights hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign and transfer its rights under this Agreement to any successor in interest of the Company by virtue of merger, consolidation or sale of all or substantially all of its assets or shares or other similar business combination or transaction, without the consent of Packard, provided such successor assumes in their entirety the company’s obligations under this Agreement.
          (f) Counterparts. This Agreement may be executed in separate counterparts, including counterparts executed by less than all parties hereto, each of which shall be deemed to be original, but all of which shall together constitute one and the same instruments.
          (g) Pronouns. The number and gender of each pronoun used in this Agreement and the term “person” or “person” or the like shall be construed to mean the number, gender and type as the context, circumstance or its antecedent may require. As used herein, the term “person” means and includes any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, administrative, regulatory, governmental or quasi-governmental body or authority, or any other business, entity or enterprise.
          (h) Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or in the interpretation of this Agreement.
          (i) Specific Performance. The Company and Packard acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies of law for any breach or threatened breach of this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened breach of any of the terms of this Agreement, the non-breaching party shall have the right of specific performance and injunctive relief given affect to its right under this Agreement, in addition to any and all of the rights and remedies, at law or in equity, and also its rights and remedies are cumulative.
          (j) Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party’s right to insist upon strict compliance with, that provision or any other provision of this Agreement.
          (k) Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent any party hereto reasonably determines that any provision of this Agreement would subject Packard to the excise tax under Section 409A, then the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such excise tax on Packard while preserving any affected benefit or payment to the extent reasonably practicable.

          (l) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, in intended to create or confer and shall not be construed or operate as creating or conferring, any rights or remedies under or by reason of this Agreement, upon any person other than the parties hereto, the Company Released Persons and the Packard Released Persons, and their respective successors and permitted assigns.
          (m) Construction. Packard and the Company have each participated in the drafting and preparation of this Agreement and have had a reasonable and sufficient opportunity to review this Agreement and in fact have reviewed this Agreement. Accordingly, this Agreement shall be treated as if and deemed to be mutually drafted by both parties, and any ambiguities in construction shall not be resolved against the drafting party.
          (n) Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to a party (i) when delivered to such party in person; (ii) upon receipt of confirmation of transmission when sent by facsimile transmission or electronic mail; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier service, specifying next business day delivery, with written verification of receipt; or (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to such party at the following addresses:
If to the Company:
Metretek Technologies, Inc.
1609 Heritage Commerce Court
Wake Forest, NC 27587
Attention: Sidney Hinton
Telephone: (919) 453-1750
Facsimile: (919) 453-1768
E-mail: shinton@powersecure.com
With a copy to:
Kegler, Brown, Hill & Ritter Co., L.P.A.
65 East State Street, Suite 1800
Columbus, Ohio 43215
Attn: Paul R. Hess, Esq.
Telephone: (614) 462-5400
Facsimile: (614) 464-2634
E-mail: phess@keglerbrown.com
If to Packard:
Daniel J. Packard
________________
Denver, Colorado 8020__
Telephone: (303) ____________
E-mail: ______________

     Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section 18(n). Any party hereto may send any notice, request, demand, or other communication to the intended recipient at the address above by using any other means (such as telecopy, telex, expedited courier, messenger, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed had been given until it is actually received by the recipient.
* * * * * * *

SIGNATURE PAGE
NOTICE – – PLEASE READ CAREFULLY BEFORE SIGNING
     THIS TERMINATION AGREEMENT AND RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES, INCLUDING A RELEASE OF ALL CLAIMS, KNOWING AND UNKNOWING. YOU ARE ENTITLED TO A PERIOD OF AT LEAST TWENTY-ONE (21) CALENDAR DAYS IN WHICH TO REVIEW AND CONSIDER THIS DOCUMENT BEFORE SIGNING IT. YOU ALSO HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO SIDNEY HINTON, 1609 HERITAGE COMMERCE COURT, WAKE FOREST, NC 27587 (WITH A COPY TO PAUL R. HESS, KEGLER, BROWN, HILL & RITTER CO., L.P.A., 65 EAST STATE STREET, SUITE 1800, COLUMBUS, OHIO 43215) WITHIN SUCH SEVEN (7) DAY PERIOD. BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTOOD AND VOLUNTARILY AGREED TO ALL OF THE PROVISIONS CONTAINED IN THIS TERMINATION AGREEMENT AND RELEASE AND HAVE HAD THE BENEFIT OF ADVISE FROM INDEPENDENT LEGAL COUNSEL OF YOUR OWN CHOOSING.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination Agreement and Release, effective as of the date of Packard’s signature set forth below.

THE COMPANY: METRETEK TECHNOLOGIES, INC.
Dated: May 21, 2007	By:	/s/ Sidney Hinton
Sidney Hinton, President and Chief
Executive Officer

PACKARD:
Dated: May 21, 2007	/s/ Daniel J. Packard
Daniel J. Packard, individually